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                                                                     EXHIBIT 4.5

                                                  TRANSLATED FOR REFERENCE ONLY.

                     EXCLUSIVE CONSULTANCY SERVICE AGREEMENT

This "Exclusive Consultancy Service Agreement" (hereinafter referred to as "this Agreement") is entered into by and between the following parties on June 8, 2007 in Beijing:

Party A: Aero-Biotech Science & Technology Co., Ltd.

Domicile: Unit A333, 6th /Floor, Golden Resources Shopping Mall, No. 1 Yuanda Road, Haidian District, Beijing

Party B: Primalights III Agriculture Development Co., Ltd.

Domicile: Middle Area of Highway 73, Zhuangershang Upper Village, Huangling Rural, Xiaodian District, Taiyuan City

WHEREAS:

(1) Party A is a wholly foreign owned enterprise established and registered in Beijing in accordance with laws of the People's Republic of China (hereinafter referred to as "China", in this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Regions and Taiwan).

(2) Party B is a limited liability company established and registered in Taiyuan City, Shanxi Province of China under Chinese laws. Its scope of business includes automation control greenhouse construction, yield farmland development; demonstration plots set up, corn seed production; crop seeds wholesale and retail, seedling seed production, wholesale and retail, livestock, processing and marketing of agricultural and sideline products.

(3) Party A agrees to provide under this Agreement consulting services to Party B and Party B agrees to accept such consulting services from Party A.

NOW, THEREFORE, the parties to the Agreement, by consensus, reached this Agreement as follows:

1. EXCLUSIVE CONSULTANCY AND SERVICES; MONOPOLIZED AND EXCLUSIVE INTERESTS

1.1 During the term of this Agreement, Party A agrees, in accordance with the terms and conditions of this Agreement, to provide to Party B the exclusive consultancy services in the aspect of management, marketing promotion and sales, including, but not limited to:

(1) assist Party B to formulate the management model and operational plan of the company;

(2) assist Party B to formulate the marketing development plan;

(3) provide marketing and client resources information to Party B;

(4) conduct specific marketing research and survey;

(5) assist Party B to establish a sales and marketing network.

1.2 Party B agreed to accept the consulting services rendered by Party A. Party B further agrees that unless with a prior written consent of Party A, during the term of this Agreement, Party B shall not accept professional consulting and services provided by any third party.

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2. CALCULATION, PAYMENT AND SECURITY OF CONSULTING SERVICE

2.1 Both parties agree to calculate and pay the consulting service fee under this Agreement according to Annex 1.

2.2 Both parties shall be responsible to pay their respective taxes for executing and performing this Agreement as legally required.

2.3 The fee of consulting services under this Agreement is secured by the shareholders of Party B pledging its equity held in Party B.

3. REPRESENTATION AND WARRANTY

3.1 Party A hereby represents and warrants as follows:

3.1.1 Party A is a wholly foreign-owned enterprises legitimately registered, established and validly existing in accordance with Chinese laws ;

3.1.2 Party A executes and performs this Agreement within the power and business scope of the company, with the necessary and appropriate corporate action and authorization, and obtained the necessary approval and consent of the government and third-party, and that this Agreement is not in violation of the restrictions or limitation under the laws and contracts binding or influential to it;

3.1.3 Once this Agreement is signed, it constitutes legal, valid, binding and enforceable obligations to Party A under the provisions of this Agreement.

3.2 Party B hereby represents and warrants as follows:

3.2.1 Party B is a limited liability company legitimately registered, established and validly existing in accordance with Chinese laws;

3.2.2 Party B performs and executes this Agreement within the power and business scope of the company, with the necessary and appropriate corporate action and authorization, and obtained the necessary approval and consent of the government and third-party, and that it is not in violation of the restriction and limitations under the laws and contracts binding or influential to it;

3.2.3 Once this Agreement is signed, it constitutes legal, valid, binding and enforceable obligations to Party B under the provisions of this Agreement.

4. CONFIDENTIALITY

Both parties hereto acknowledge and confirm that any oral or written information exchanged between the parties in connection with this Agreement are confidential information. Both parties shall keep confidential all such information, and without the prior written consent of the other party, a party shall not disclose any relevant information to any third party, except in the following circumstances: (a) the public knows or will know such information (which is not disclosed by the information receiving party without authorization); (b) the disclosure of the information is required by the applicable laws or stock exchange rules or regulations; or (c) disclosure to the legal or financial advisors of either party in connection with the transaction described in this Agreement, and such legal and financial advisors shall comply with the similar duty of confidentiality. Any confidential information disclosed by the employees of either party or by an organization engaged by either party shall be deemed as the disclosure made by such party. Such party shall be responsible for the default responsibilities in accordance with this Agreement.

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5. EFFECTIVENESS AND TERM

5.1 This Agreement shall be effective on the date it is signed.

5.2 This Agreement shall remain effective within the operating term of Party B, unless it is early terminated by the provisions of another relevant contract entered separately by both parties or by the provisions of this Agreement.

6. TERMINATION

6.1 EARLY TERMINATION. During the effective term of this Agreement, unless Party A commits gross negligence, fraud, other violations of law or bankruptcy, Party B shall not early terminate this Agreement. Notwithstanding the aforesaid covenant, Party A is entitled to terminate this Agreement by giving a written notice thirty (30) days in advance to Party B at any time. During the term of this Agreement, if Party B violates this Agreement and fails to remedy such default within fourteen (14) days after receiving a written notice of default from Party A, Party A can terminate this Agreement by giving a written notice to Party B.

6.2 PROVISIONS AFTER TERMINATION. After the termination of this Agreement, the rights and obligations of both parties under Articles 4, 7 and 8 herein shall remain in effect.

7. GOVERNING LAW

The validity, performance, interpretation and enforceability of this Agreement shall be governed by Chinese laws.

8. DISPUTE RESOLUTION

When disputes arose between the parties in connection with the interpretation performance of the provisions under this Agreement, both parties shall resolve the dispute through friendly consultation. If resolution cannot be reached within thirty (30) days after the request to resolve the disputes is made by a party, either party may submit the dispute to the China International Economic and Trade Arbitration Commission to resolve the disputes, in accordance with its then effective arbitration rules. The venue of arbitration shall be in Beijing; the arbitration language shall be Chinese. The arbitral award shall be final and binding upon both sides.

9. FORCE MAJEURE

9.1 "Force majeure" refers to any event that is beyond the reasonable control of a party, it is unavoidable even the affected party has given reasonable attention to it, including but not limited to, the acts of government, acts of nature, fire, explosion, typhoon, flood, earthquake, tidal, lightning or war. However, credit, capital or financing shortage shall not be considered as matters beyond the party's reasonable control. The party, affected by the "force majeure" and seeking to remove its responsibilities of this Agreement, shall promptly notify the other party regarding such responsibilities exemption matter and let to the other party know the steps to be taken to fulfill it.

9.2 When the performance of this Agreement is delayed or prevented due to the aforementioned definition of the "force majeure", the affected party shall not assume any responsibility under this Agreement to the extent it is within the scope of the delay or prevention. The affected party shall take appropriate measures to reduce or eliminate the impact of "force majeure" and take effort to resume the performance of the obligation delayed

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or prevented by the event of "force majeure ". Once the event of "force majeure"
is removed, both parties agree to resume the performance of this Agreement with their greatest efforts.

10. NOTICE

Notices or other communication required to be given by either party under this Agreement shall be written in English or Chinese, and shall be delivered by hand delivery, registered mail, postage prepaid mail, or recognized courier service or facsimile to the following addresses of the relevant party or parties or to the other addresses notified by one party to the other party from time to time or to the address of another person it designated. The actual date when a notice is deemed delivered shall be determined as follows : for (a) hand delivery, the date when the hand delivery is made; (b) a notice that is sent by mail, on the tenth (10th) day after the date of posting (as indicated by the postmark) of air registered mail (postage prepaid) or if it is sent by courier service, on the fourth (4th) day after it is being delivered to an internationally recognized courier service; and (c) a notice that is sent by facsimile, the received time shown on the transmission confirmation of the relevant documents is regarded as the actual time delivered.

Party A: Aero-Biotech Science & Technology Co., Ltd.
Address: Unit A333, 6th Floor, Golden Resources Shopping Mall, No. 1 Yuanda Road, Haidian District, Beijing
Recipient: Qian Zhaohua
Fax: 010-62109899
Tel: 010-62109288
Zip code: 100081

Party B: Primalights III Agriculture Development Co., Ltd.
Residence: Middle Area of Highway 73, Zhuangershang Upper Village, Huangling Rural, Xiaodian District, Taiyuan City
Recipient: Han Zhonglin
Fax: 0351-7123671
Tel: 0351-7870123
Zip: 030031

11. ENTIRE AGREEMENT

Both parties confirm, once this Agreement becomes effective, it shall constitute the entire agreement and understanding between the parties regarding the contents of this Agreement. It shall supersede all prior oral and / or written agreements and understanding in connection with the content of this Agreement that the parties reached before the execution of this Agreement.

12. SEVERABILITY

If any provision of this Agreement is held invalid or unenforceable due to the inconsistency with the relevant law, then such provision shall be deemed invalid only to the extent within the scope of such related jurisdiction and it shall not affect the legal effect of the other provisions in this Agreement.

13. AMENDMENTS AND SUPPLEMENTS

Both parties shall amend and supplement this Agreement by the form of a written contract. Through the proper execution of the relevant amendment agreement and supplemental

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agreement by the parties herein, such amendment agreement and supplemental agreement shall become an integral party of this Agreement and shall have the same legal effect as this Agreement.

14. COUNTERPART

There are two original copies of this Agreement, each party holds one original copy, and each original copy shall have the same legal effect.

IN WITNESS WHEREOF, both parties have caused their legal representatives, or their authorized representatives to sign this Agreement on the date mentioned in the first page.

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[This page without the text.]

PARTY A : Aero-Biotech Science & Technology Co., Ltd.


Legal representative / authorized representatives : /s/ Qian Zhaohua
                                                    ----------------------------

Common seals : [Seal: Aero-Biotech Science & Technology Co., Ltd.]


PARTY B : Primalights III Agriculture Development Co., Ltd.


Legal representative / authorized representatives : /s/ Zhang Mingshe
                                                    ----------------------------

Common seals : [Seal: Primalights III Agriculture Development Co., Ltd.]

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Annex 1: The calculation and payment method of consulting services fee

1. Formula for calculation

Party B shall pay RMB 3 million consulting service fee every year to Party A.

2. Payment method

     i. Every fiscal year Party A will issue a settlement statement to Party B, according to the content of the services provided to Party B, and submit to Party B in writing for verification and confirmation.

     ii. Party B shall pay the consulting service fee to Party A's designated account within the due date as indicated in the settlement statement provided by Party A. Party B should facsimile or mail the copy of remittance voucher to Party A.

3. Adjustment mechanism

If Party A deems that the pricing mechanism stipulated in this agreement is inapplicable for some reason that the pricing mechanism needs to be adjusted. Party A should negotiate with Party B actively and in good faith to determine a new standard or mechanism of charges, within [7] working days after Party A's written request for such adjustment.